Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Colony Bankcorp, Inc. of our report dated March 23, 2021 relating to the consolidated financial statements of Colony Bankcorp, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Colony Bankcorp, Inc. for the year ended December 31, 2021.

/s/ McNair, McLemore, Middlebrooks & Co., LLC
Macon, Georgia
March 24, 2022